As filed with the U.S. Securities and Exchange Commission on March 1, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Coupang, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	27-2810505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

720 Olive Way, Suite 600, Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Coupang, Inc. 2021 Equity Incentive Plan
(Full Title of the Plan)

Gaurav Anand Chief Financial Officer Coupang, Inc. 720 Olive Way, Suite 600 Seattle, Washington 98101
(Name and Address of Agent for Service)

(206) 333-3839
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lori Zyskowski Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000	Harold Rogers General Counsel and Chief Administrative Officer Coupang, Inc. 720 Olive Way, Suite 600 Seattle, Washington 98101 (206) 333-3839
(Name and Address of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
The 2021 Equity Incentive Plan (the “2021 Plan”) of Coupang, Inc. (the “Registrant”) provides that the total number of shares of the Registrant’s Class A common stock reserved for issuance under the 2021 Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to five percent (5%) of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding year, or a lesser number of shares as determined by the Registrant’s Board of Directors. The Registrant’s capital stock is composed of Class A common stock and Class B common stock. Accordingly, on January 1, 2023, the number of shares of the Registrant’s Class A common stock that may be issued under the 2021 Plan increased by an additional 88,630,368 shares, representing five percent (5%) of the outstanding shares of the Registrant’s capital stock as of December 31, 2022. In addition, the number of shares reserved for issuance under the 2021 Plan increases by the number of shares that were issuable upon the exercise of options or upon the vesting of restricted stock unit awards granted under the Coupang, LLC Amended and Restated 2011 Equity Incentive Plan that expired, terminated prior to exercise or settlement, were not issued because the award was settled in cash, were forfeited because of the failure to vest, or were reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any. As a result, the shares of Class A common stock reserved under the 2021 Plan increased by an additional 3,903,586 shares. In addition, the number of shares reserved for issuance under the 2021 Plan increases by the number of shares that were issuable upon the vesting of restricted stock unit awards granted under the 2021 Plan that were forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, or were reacquired by the Company to satisfy a tax withholding obligation in connection with the award. As a result, the shares of Class A common stock reserved under the 2021 Plan increased by an additional 5,034,040 shares. This Registration Statement on Form S-8 is being filed for the purpose of registering these additional shares reserved for issuance under the 2021 Plan. These additional shares of Common Stock are securities of the same class as other securities for which a Registration Statement on Form S-8 (File No. 333-254117) and a Registration Statement on Form S-8 (File No. 333- 263270) (together, the “Prior Registration Statements”) were filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2021 and March 3, 2022, respectively.
Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of the Registrant’s Class A common stock issuable under the 2021 Plan, are incorporated herein by reference and made part of this Registration Statement, except as modified hereby.

PART II
ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents the Registrant filed with the SEC are incorporated by reference into this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”), filed with the SEC on March 1, 2023 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)All other reports filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 2022 Annual Report (other than the portions of these documents not deemed to be filed); and
(c)The description of the Registrant’s Class A common stock contained in Exhibit 4.2 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 3, 2022, including any amendment or report filed for the purpose of updating such description.
All other reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File Number	Exhibit	Filing Date

4.1	Certificate of Incorporation of the Registrant.	10-Q	001-40155	3.1	November 12, 2021

4.2	Bylaws of the Registrant.	10-Q	001-40155	3.2	November 12, 2021

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Samil PricewaterhouseCoopers, independent registered public accounting firm.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

99.1	Coupang, Inc. 2021 Equity Incentive Plan.	10-K	001-40155	10.5	March 1, 2023

107.1*	Filing Fee Table
*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seoul, Republic of Korea, on this 1st day of March, 2023.

COUPANG, INC.

By:	/s/ Jonathan Lee
Jonathan Lee
Chief Accounting Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bom Kim, Gaurav Anand, Harold Rogers, and James Roe, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bom Kim	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 1, 2023
Bom Kim

/s/ Gaurav Anand	Chief Financial Officer (Principal Financial Officer)	March 1, 2023
Gaurav Anand

/s/ Jonathan Lee	Chief Accounting Officer (Principal Accounting Officer)	March 1, 2023
Jonathan Lee

/s/ Jason Child	Director	March 1, 2023
Jason Child

/s/ Pedro Franceschi	Director	March 1, 2023
Pedro Franceschi

/s/ Neil Mehta	Director	March 1, 2023
Neil Mehta

/s/ Benjamin Sun	Director	March 1, 2023
Benjamin Sun

/s/ Kevin Warsh	Director	March 1, 2023
Kevin Warsh

/s/ Harry You	Director	March 1, 2023
Harry You